Exhibit 10.6
          AGREEMENT made as of the 1st day of April, 2007 by and between BILL BLASS INTERNATIONAL, LLC, a Delaware limited liability company with offices at 550 Seventh Avenue, New York, New York 10018 (hereinafter referred to as the “Company”), and THE FASHION HOUSE, INC., a ___corporation with offices at 6310 San Vincente Boulevard, #330, Los Angeles, California 90048-5499 (hereinafter referred to as “Licensee”).
W I T N E S S E T H :
          WHEREAS, the Company and Licensee have agreed to enter into an arrangement pursuant to which Licensee, under a license from and subject to the approval of the Company, shall manufacture, distribute and sell Products (as hereinafter defined) under the Licensed Mark (as hereinafter defined) in the Territory (as hereinafter defined); and
          WHEREAS, the Company and Licensee previously have entered into arrangements pursuant to which Licensee, under licenses from and subject to the approval of the Company, manufacture, distribute and sell better, prestige and luxury Products under the marks BLASS BY BILL BLASS, BILL BLASS and, as of the date hereof, BLASSPORT, also in the Territory (such licenses, collectively, the “Other Line Agreements”);
          WHEREAS, set forth on Annex I at the end of the Agreement is a schedule of the location, by reference to paragraph, of the defined terms used in this Agreement;

          NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the Company and Licensee do hereby respectively grant, covenant and agree as follows:

1. GRANT OF LICENSE
     1.1 Grant of License.

          (a) The Company hereby grants to Licensee, during the term of this Agreement, an exclusive license (except as to the Company’s rights under Paragraph 1.1(c) and Paragraph 19.10) to use the mark COLLECTION — BILL BLASS, solely in forms to be agreed upon by the parties (the “Licensed Mark”), throughout the world, other than Japan (the “Territory”), solely in connection with Licensee’s manufacture, distribution and sale of women’s shoes, all such items of the types, qualities and styles traditionally sold in the channels of distribution approved in Paragraph 5.7. Items authorized for sale hereunder shall be referred to as “Products.” Items within the definition of “Products” that are manufactured, distributed and sold by Licensee in accordance with this Agreement shall be referred to collectively hereinafter as “Articles.” The foregoing and any other provision to the contrary contained herein notwithstanding, Licensee acknowledges and agrees that: (1) the Company reserves all rights to the Licensed Mark except those specifically granted herein to Licensee, and (2) Licensee shall not use the Licensed Mark for any purpose whatsoever on the Internet (including as a domain name or in metatags), microfilm, e-mail, electronic databases, on-line services, CD-ROM or other similar media now existing or hereafter developed, except that, subject to the Company’s approval of uses in accordance herewith and provided that Licensee uses all commercially reasonable efforts to prevent solicitation of and sales to customers outside the Territory, Licensee may utilize the Licensed Mark on the Internet (x) to advertise (but not sell) Articles on Licensee’s website at http://___, and other sites approved by the Company, and (y) in emails with Licensee’s customers located within the Territory (but not in unsolicited emails).

          (b) Notwithstanding anything to the contrary contained herein, if at any time after the first Annual Period, (1) Licensee is not selling a commercially significant amount of Articles in any country and (2) the Company, directly or through a licensee has the opportunity to sell shoes valued at one million dollars ($1,000,000) or more in such country under the Licensed Mark, then, unless Licensee agrees in writing to match that opportunity, at the Company’s request all rights in respect of such country shall revert to the Company and such country shall be deemed excluded from the Territory.
          (c) Notwithstanding anything to the contrary contained herein, the license granted hereunder with respect to the manufacture, distribution and sale of Products sold under the Licensed Mark is non-exclusive in that the Company: (i) itself may, or may grant to third parties the right to, manufacture women’s shoes (including Products) under the Licensed Mark, including within the Territory, provided that such items are not sold within the Territory, and (ii) may exercise or grant rights as specified in Paragraph 19.11 hereof.
          (d) No provision contained herein is intended to grant to Licensee rights in any marks(s) owned by the Company other than the Licensed Mark. The Company, itself and through licensees, freely may manufacture, distribute and sell any products or services, including women’s shoes, under mark(s) owned by the Company including, without limitation, variations of the mark BILL BLASS (other than the Licensed Mark and any other mark licensed to Licensee under the Other Line Agreements or any other agreements between the parties).

     1.2 All Articles to Bear Licensed Mark. To the extent commercially practicable (or as otherwise provided in Section 14.3 hereof), all Articles shall bear the Licensed Mark (it being understood that the parties contemplate that the Licensed Mark shall be on the labels within Products and the boxes therefor). No Articles (i.e., Products bearing or sold under the Licensed Mark) shall be sold or otherwise distributed by Licensee under any mark other than the Licensed Mark.
     1.3 No Retail Sales. Licensee acknowledges that the rights granted to it hereunder do not include the right to operate a boutique under the Licensed Mark (or any variation or simulation thereof) or otherwise to itself sell Articles at retail (including, without limitation, through catalog, mail or internet orders), except that Licensee may sell Articles through a factory outlet operated by Licensee under Licensee’s name, provided that “Net Sales” (as hereinafter defined) of Articles through such factory outlet during any Annual Period shall not constitute more than five percent (5%) of Net Sales for such Annual Period.
     1.4 Exploitation. Licensee shall use its best efforts, but no less than the efforts generally employed by shoe licensees of other fashion designers, to develop and promote all Products and otherwise exploit the rights herein granted throughout the Territory (subject to the restrictions contained herein) and to sell the maximum quantity of Articles therein consistent with the high standards and prestige represented by the applicable Licensed Mark and the advertising and marketing philosophies of the Company.

     1.5 Disputes Between Licensees. In the event of any dispute between Licensee and any other licensee of the Company in the Territory with respect to the products covered by their respective licenses, such dispute shall be mediated in good faith by the Company after hearing the position of Licensee and each such other licensee. The Company’s determination shall be final and binding upon Licensee.

     1.6 Diversion. Licensee shall not (a) export Articles from the Territory, (b) divert (as hereafter defined) Articles, or (c) contract for the manufacture of Articles with, or sell Articles to, any person or entity which Licensee knows or has reason to believe (including, without limitation, by reason of a previous history of exportation or diversion of Articles, other Products or any other products which is known to Licensee) may export such Articles from the Territory or divert Articles. To “divert” means, for Licensee or any other person/entity, to sell or otherwise transfer Articles other than to appropriate retail locations (as specified in Paragraph 5.7) located in the Territory for sale within the Territory, and, for retail locations, to resell or otherwise transfer Articles other than to consumers from their retail premises in the Territory. In order to monitor and control potential exportation/diversion problems, Licensee shall use commercially reasonable efforts to ensure that the Company and Licensee be able to determine, with respect to Articles which are found to have been exported/diverted, the entity which sold such exported/diverted Articles or from which such Articles were exported/diverted. In addition, Licensee shall cooperate with the Company in connection with anti-counterfeiting programs relating to the Licensed Mark and/or Articles as well as other products sold under the Licensed Mark, provided that Licensee shall not be required to incur any out-of-pocket expenses in connection with such cooperation. In the event that, despite all of the foregoing or otherwise, Articles are exported/diverted on more than one occasion, the Company on the second occasion and thereafter may purchase the exported/diverted Articles at Licensee’s expense and, in the Company’s discretion, destroy such Articles or return such Articles to Licensee.

2. TERM
     2.1 Term. The initial term of this Agreement shall commence as of the date hereof and continue through March 31, 2011. Thereafter, this Agreement automatically shall renew for an additional term of five (5) years, provided that, with respect to such renewal, (a) Licensee delivers to the Company a written notice of its election to renew this Agreement at least six months prior to the end of the initial term, (b) “Net Sales” (as defined in Paragraph 9.1(c)) during the fifth “Annual Period” (as defined below in this Paragraph 2.1) of the initial term are at least One Hundred and Sixty Five Million Dollars ($165,000) (the “Renewal Threshold”), and (c) Licensee has performed all of its obligations under this Agreement at the time the option to renew is exercised and at the end of the initial term. Each twelve (12) month period commencing on each April 1st during the term of this Agreement shall constitute and shall be referred to hereinafter as an “Annual Period.”
     2.2 Limitations on Renewal. If Licensee otherwise effectively renews this Agreement but Net Sales during the last Annual Period of the initial term are less than the Renewal Threshold, unless the Company waives the shortfall, the renewal shall be ineffective and this Agreement forthwith shall terminate. If, however, at the time it is determined that there was such a shortfall, Licensee already in good faith had commenced the development of the next collection of Articles, termination shall be effective upon the end of the sell off of such collection in accordance herewith, but in no event later than June 31, 2011 (unless the Agreement otherwise is terminated in accordance herewith).

     2.3 Termination Due To Insufficient Net Sales. Notwithstanding the provisions of Paragraphs 2.1 and 2.2 above and in addition to the termination provisions provided in Paragraph 17 below, the Company may terminate this Agreement within thirty (30) days after its receipt of any of the annual statements to be delivered to the Company pursuant to Paragraph 12.2 below in the event that (i) “Net Sales” (as hereinafter defined) for the second or any subsequent Annual Period covered by any such annual statement are less than the amount necessary to generate the “Guaranteed Minimum Royalty” and “Guaranteed Minimum Fee” (both as hereinafter defined) for such Annual Period. Any such termination shall be effective as of the end of the sell off of the collections then in process, but in no event later than the June 30th following the Annual Period for which required level of Net Sales were not reached.
3. DESIGN SERVICES
     3.1 Collections. During each Annual Period, Licensee shall manufacture, distribute and sell Spring and Fall collections of Articles. The first collection shall be the Spring 2008 collection.

     3.2 Development. During each Annual Period, Licensee shall submit to the Company materials, designs, sketches, colors, tags, labels and packaging for each of its lines of Articles from which the Company may select those, if any, which the Company approves for use in connection with Articles. The Company shall approve or disapprove the materials, designs, sketches, colors, tags, labels and packaging submitted as aforesaid, for the line for which it is submitted, and shall discuss with Licensee any modifications or alterations thereof. Any such approval by the Company shall be given prior to use of such materials, designs, sketches, colors, tags, labels or packaging by Licensee in accordance with Section 6.1 hereof. Once any item is approved by the Company hereunder, Licensee shall commence diligently to produce and show such item.
     3.3 Regular Meetings. The Company and Licensee shall meet regularly to discuss and agree upon concepts for new Articles and materials relating thereto as well as marketing plans and strategies.

     3.4 Sketches and Other Materials are Property of Company. All sketches and other materials (a) provided by the Company, or (b) provided by Licensee and approved by the Company, shall be, as between the Company and Licensee, the exclusive property of the Company, and shall be used by Licensee solely in connection with the manufacture, distribution and sale of Articles in the Territory and pursuant to this Agreement. If Licensee chooses not to use such sketches or other material, Licensee shall deliver them to the Company, at Licensee’s expense, and Licensee may not use them or permit their use thereafter. Whether or not Licensee chooses to use any such sketches and other material, the Company may use and permit others to use them in any manner it desires, provided that, to the extent of the Company’s other shoe licensees, if any, such use does not conflict with any rights granted to Licensee hereunder. All sketches and materials created by Licensee but not approved by the Company shall be, as between the Company and Licensee, the exclusive property of Licensee and the Company shall have no rights in respect thereof.
     3.5 Costs of Production. Licensee shall be responsible for making all samples as well as for the production of Articles, and Licensee shall bear all costs in connection therewith.

     3.6 Protection of Innovation. Neither Licensee nor its affiliates shall: (a) manufacture (or cause to be manufactured), market, distribute or sell any Products with a distinctive or unique design first developed for or used with Articles, or (b) distribute or sell any Products with or using labeling, advertising or promotional material that is the same or confusingly similar to labeling, advertising or promotional material then or ever used by Licensee in connection with Articles, nor shall any of them authorize, assist, engage or permit any third party to do any of the foregoing.
4. CONFIDENTIALITY
     4.1 Confidentiality.

          (a) Each party acknowledges that all information relating to the business and operations of the other party that such other party discloses during or prior to the term of this Agreement (including, without limitation, all financial information related to the business and operations and all information regarding its officers, directors and employees, including Bill Blass), as well as all concepts, sketches, plans and designs used or proposed for use in connection with Articles (by whomever used or proposed) (collectively “Confidential Information”), is the valuable property of the party disclosing the same (except that all concepts, sketches, plans, features, manufacturing specifications and designs shall be the property of the Company as and to the extent provided in Section 3.4). Each party acknowledges the need to preserve the confidentiality and secrecy of the Confidential Information and agrees that, both during the term of this Agreement and after the termination hereof, it shall not use or disclose the same, except as provided below, and it shall take all necessary steps to ensure that use by it or by its contractors, suppliers, distributors, agents and employees (which use shall be solely as necessary for, and in connection with, the manufacture, distribution, sale, advertising or promotion of Articles) shall preserve in all respects such confidentiality and secrecy. Each party hereby the other and its officers, directors and employees against any damage of any kind (including attorneys’ fees and expenses) which may be suffered by any of them as a result of any breach by such party or its contractors, suppliers, agents or employees of the provisions of this paragraph.

          (b) The parties herein further acknowledge and agree that a party’s remedies at law for a breach or threatened breach of this Paragraph 4.1 would be inadequate and, in recognition of this fact, in the event of a breach or threatened breach by a recipient of this Paragraph 4.1, the recipient agrees that, in addition to any remedies at law, at the other party’s option, it shall be entitled, without posting bond, to obtain equitable relief in the form of specific performance, restraining order, preliminary or permanent injunction or any other equitable remedy which then may be available. Nothing contained herein shall be construed as prohibiting the parties from pursuing any other remedies available to it for such breach or threatened breach. Pursuit of any remedy at law or in equity shall not be deemed an election of remedies.
          (c) The provisions of this paragraph and the parties’ obligations hereunder shall survive the expiration or termination of this Agreement.
5. MANUFACTURE OF ARTICLES; QUALITY CONTROL
     5.1 General Quality. The contents and workmanship of Articles shall be at all times of the highest quality appropriate for the line in which it is sold. In addition, Articles shall be distributed and sold only with packaging, presentation and sales promotion materials appropriate for line and consistent with the Company’s standards therefor. It is anticipated that Licensee shall set its wholesale prices of Articles at a level to encourage the development of sales of Articles. However, it is acknowledged that Licensee will set its wholesale prices for Articles in its discretion.

     5.2 Quality Approval. The styles, designs, packaging, contents, workmanship and quality of all Articles, as well as all advertising and promotional materials relating thereto, and the specific media in which they shall be disseminated, must be approved by the Company in accordance with Section 6.1 hereof prior to any distribution, sale or other use thereof. Any other provision of this Agreement notwithstanding, the Company at all times shall have the right to take all actions which it reasonably deems necessary to ensure that: (a) Articles manufactured or sold hereunder, and the advertising and promotion of such Articles, are consistent with the reputation and prestige of the applicable Licensed Mark and (b) Articles are manufactured, distributed, sold and promoted by the Licensee in accordance with this Agreement, provided that, to the extent commercially practicable, prior to taking such action, the Company shall provide Licensee with an opportunity to take corrective action.

     5.3 Prototypes and Samples. Before selling or distributing any Article, Licensee shall submit to the Company, free of charge, for its approval in accordance with Section 6.1 hereof, one (1) sketch of each such Article together with (i) samples of all materials of which such Articles shall be comprised and (ii) the tags, labels and packaging to be used in connection therewith. In addition, after Licensee begins selling or distributing any Article, upon the Company’s request, Licensee shall submit to the Company then-current production samples of each Article produced hereunder so that the Company may assure itself of the maintenance of the quality standards set forth herein. All Articles to be sold hereunder shall be at least equal in quality to the sketches and samples approved by the Company. The Company and its duly authorized representatives shall have the right, upon reasonable advance notice and during normal business hours, to examine Articles in the process of being manufactured and to inspect all facilities utilized by or on behalf of Licensee in connection therewith.

     5.4 Compliance with Law and Company Requirements. All Articles shall be manufactured, sold, labeled, packaged, distributed and advertised in accordance with all applicable laws and regulations, whether foreign or domestic, national, regional or local, throughout the Territory, including all child and other labor laws, customs requirements and advertising and consumer protection laws. Licensee shall monitor the performance of its retail location purchasers and of Contractors (as hereinafter defined) in this regard and shall (a) notify Company of any instances of noncompliance, (b) endeavor to take any corrective action as may be reasonably requested by Company to remedy the same and (c) terminate agreements with persons that repeatedly fail to so comply. No proposal or approval by Company of any Articles, or portion thereof, or any other materials, designs, tags, labeling, packaging or other advertising or promotional materials, shall be deemed to limit or modify Licensee’s obligations under this paragraph. If Licensee determines that any otherwise approved Articles or portion thereof, or any other materials, designs, tags, labeling, packaging or other advertising or promotional materials, are not in compliance with any applicable law, Licensee shall notify Company and the parties shall seek to rectify the problem. Any proposed modification to rectify the problem shall be subject to Company’s prior approval and the modified item also shall be subject to Company’s final approval.

     5.5 Form and Manner of Use of Licensed Mark. Licensee shall use and display the Licensed Mark and Other Intellectual Property (as hereinafter defined) only in such form and manner as are specifically approved in writing by the Company in accordance with Paragraph 6.1 hereof. Licensee shall cause to appear on all Articles produced hereunder, and on their tags, packaging and the like, and on all advertising, promotional and publicity material used in connection therewith, including, without limitation, point-of-sale displays and similar materials, and on any printed matter of any kind on which the Licensed Mark and/or Other Intellectual Property appear, including but not limited to business cards, invoices, order forms and stationery, such legends, markings and notices as the Company may request. Before using or releasing any such material, Licensee shall submit to the Company, for its approval, proposed advertising (including a description of the proposed placement thereof), promotional and publicity copy, tags, labels, packaging and the like and all printed matter of any kind on which the Licensed Mark and/or Other Intellectual Property appear. The same shall not be used or released prior to Licensee’s receipt of such approval and Licensee shall provide the Company with finished versions thereof, free of charge, upon the Company’s reasonable request.
     5.6 Departure from Approved Sample. After any sample, copy, artwork or other material has been approved, Licensee shall not depart therefrom in any respect without the prior written approval of the Company. If the Company should disapprove any sample Article or any sample tag, label, packaging or the like, or any advertising, promotional or publicity material, Licensee shall neither use nor permit the same to be used in any manner.

     5.7 Distribution.
          (a) In order to maintain the reputation, image and prestige of the Licensed Mark, Licensee’s distribution patterns in respect of Articles shall consist solely of retail locations whose location, merchandising and overall operations are consistent with the high quality and prestige level of the Articles and the reputation, image and prestige of the Licensed Mark. Such retail distribution channels shall be (1) prestige retail department and specialty stores such as Saks Fifth Avenue. Bergdorf Goodman, Neiman Marcus, Nordstrom and other locations of equal or higher caliber, (2) catalogues associated with the retail stores identified in (1), (3) the Internet websites Zappos.com, Shoes.com and other Internet portals approved by the Company in writing from time to time, (4) to the extent provided in Paragraph 1.3, a factory store operated by Licensee under Licensee’s name, and (5) only for Articles sold by Licensee at more than twenty five percent (25%) off the full published wholesale price of Articles (such sales, “Close-Out Sales”), Shoe Pavilion, DSW and Lohmans, provided that sales to said three entities shall not, in the aggregate, exceed twenty five percent (25%) of Net Sales during any Annual Period.. Without limiting the generality of the foregoing, Licensee acknowledges and agrees that: (i) it shall not sell or distribute, or sell to persons who may sell or distribute, Articles to K-Mart, Wal-Mart, Target, Mervyn’s, J.C. Penney, Sears, Kohl’s, club stores or any other discounter or retail location not meeting the standard set forth in the previous sentences of this subparagraph, and (ii) it shall not accept production orders from any discounter without the Company’s prior written approval.

          (b) If the Company objects in writing to the continued sale of Articles to any retail location and provides bona fide reasons for such objection, Licensee shall use commercially reasonable efforts to correct the problem, if possible, and, if the problem cannot be corrected or is not corrected within a commercially reasonable period of time, Licensee shall terminate sales to such retail location.
          (c) Licensee shall not enter into any agreement with a distributor or sublicensee related to the Articles without the Company’s prior written consent.
     5.8 Contractors.
          (a) Licensee may use contractors for the manufacture or assembly of Articles (“Contractors”). The Company’s prior approval of a prospective Contractor shall not be required. However, if the Company objects to the continued engagement of any Contractor as not being in compliance with the requirements of this Agreement, Licensee shall use commercially reasonable efforts to correct the problem, if possible, and, if the problem cannot be corrected or is not corrected within a commercially reasonable period of time, Licensee shall terminate its engagement of such Contractor.
          (b) Each Contractor must agree (i) not to use, except in connection with the manufacture of Articles for Licensee, or disclose to any third party any proprietary information regarding Articles, (ii) to permit the Company to exercise its rights hereunder to inspect the Contractor’s facilities, (iii) not to use any child labor or violate any labor or other laws in connection with the manufacture of Articles, and (iv) to sell Articles manufactured by it for Licensee only to Licensee and to no other person or entity.

          (c) Neither the engagement of a Contractor by Licensee nor the Company’s failure to object to a Contractor shall limit Licensee’s obligations hereunder, i.e., any act or omission by a Contractor which would constitute a material violation of this Agreement also shall constitute a material violation of this Agreement by Licensee.
6. APPROVALS
     6.1 Subjective Approvals; Approvals in Writing. It is specifically understood and agreed that the Company’s approval pursuant to this Agreement may be based solely on the Company’s subjective standards and may be withheld in the Company’s sole and absolute discretion. No approval shall be deemed given by the Company hereunder unless it is in writing signed by the Company.
     6.2 Limitations on Approvals. Notwithstanding anything to the contrary herein, the Company’s approval of any Articles for inclusion in, or of materials of any kind for use in connection with the manufacture, distribution, sale, advertising and/or promotion of, any particular collection of Articles shall constitute approval only for inclusion or for such use in connection with such collection and shall not be deemed to constitute approval of such Articles or of any such materials with respect to any other collection of Articles.
7. ADVERTISING; SHOWROOM

     7.1 Advertising/General. Licensee shall exercise its best efforts to promote and advertise Articles in the various appropriate media throughout the Territory. Any advertisements or promotions related to Articles shall be subject to the Company’s prior approval (or deemed approval) in accordance with Section 6.1 hereof. In addition, the specific media or publications by or in which such advertisements and promotions shall be distributed also shall be subject to the Company’s prior approval (or deemed approval) in accordance with Section 6.1 hereof. Without limiting the generality of the foregoing, Licensee shall not place any material in any medium or publication which is not compatible with the reputation, image and prestige of the Company. The foregoing notwithstanding, subject to the Company’s approval of uses in accordance herewith and provided that Licensee uses all commercially reasonable efforts to prevent solicitation of and sales to customers outside the Territory, the Company agrees that Licensee may utilize the Licensed Mark on the Internet (x) to advertise (but not sell) Articles on Licensee’s website at http://___, and other sites approved by the Company, and (y) in emails with Licensee’s customers located within the Territory (but not in unsolicited emails).

     7.2 Advertising Payments. In addition to sums that may be expended by Licensee for cooperative and other advertising of Articles, Licensee shall pay to the Company for each Annual Period an amount equal to two percent (2%) of “Net Sales” (as hereinafter defined) of Articles for such Annual Period (each, the “Advertising Minimum” for such Annual Period). The Company shall spend the amount so paid by Licensee to advertise the name and/or mark “BILL BLASS” (or variations thereof) in such manners as the Company determines are appropriate in its sole discretion. The Advertising Minimum hereunder shall be accounted for and paid quarterly within thirty (30) days after close of each calendar quarter during the term of this Agreement (or portion thereof in the event of prior termination for any reason).
     7.3 Showroom. During the term of this Agreement, Licensee shall maintain a separate area in its showroom in New York, New York, exclusively for the display of finished Articles. Said showroom shall be staffed and maintained in a manner commensurate with the reputation and prestige of the Licensed Mark as designations for products of the highest quality.
8. GUARANTEED MINIMUM ROYALTY
     8.1 Calculation of Guaranteed Minimum Royalty. In consideration for the use of the Licensed Mark hereunder, Licensee shall pay to the Company a guaranteed minimum royalty for each Annual Period (each, the “Guaranteed Minimum Royalty” for such Annual Period) as follows:

ANNUAL PERIOD	GUARANTEED MINIMUM ROYALTY

First	$22,500
Second	$25,000
Third	$27,500
Fourth through Ninth	$40,000	(each)

     8.2 Payment of Guaranteed Minimum Royalty. The Guaranteed Minimum Royalty payable for each Annual Period shall be paid to the Company in four (4) equal quarterly installments on April 1, July 1, October 1 and January 1 of such Annual Period.
     8.3 Credit Against Sales Royalty. The Guaranteed Minimum Royalty for each Annual Period shall be credited against the Sales Royalty for only the same Annual Period as provided in Paragraph 9 below.
9. SALES ROYALTY
     9.1 Calculation of Sales Royalty. In consideration for the use of the Licensed Mark hereunder, Licensee shall pay to the Company for each Annual Period a sales royalty equal to three and one half percent (3 1/2%) of Net Sales for such Annual Period (each, the “Sales Royalty” for such Annual Period).

     9.2 Definition of Net Sales. For purposes of this Agreement, “Net Sales” shall be deemed to mean the aggregate invoiced amounts of Articles (and Products to which the Licensed Mark is not affixed and Articles from which the Licensed Mark has been removed in accordance with the provisions of Paragraph 14.3 below) sold or shipped by Licensee or any of its affiliates, less (i) customary trade discounts and markdown allowances actually earned and taken by customers (but expressly excluding discounts for prompt payment, such as “anticipation” discounts, and co-op advertising allowances) and (ii) amounts of returns or credits actually taken or granted by Licensee in accordance with its ordinary return policy. No deduction shall be made for other discounts or allowances of any kind or for any purpose, or for uncollectible accounts, accruals or reserves for returns, or costs incurred by Licensee. Sales or transfers of Articles made other than in arm’s length transactions and/or at less than the regular wholesale price shall be deemed to have been made at the regular wholesale price thereof.
     9.3 Payment of Sales Royalty. The Sales Royalty hereunder shall be accounted for and paid quarterly within thirty (30) days after close of each calendar quarter during the term of this Agreement (or portion thereof in the event of prior termination for any reason). The Sales Royalty payable for each accounting and payment period during each Annual Period shall be computed on the basis of Net Sales during such Annual Period, with a credit for any Guaranteed Minimum Royalty and Sales Royalty payments theretofore made to the Company for said Annual Period. Deductions for returns or other authorized credits shall be made in the accounting and payment period in which the exchange is given (and no adjustment shall be made in the period in which the original sale was accounted for).

     9.4 Credit Against Guaranteed Minimum Royalty. No payment of Sales Royalty for any Annual Period in excess of payments of Guaranteed Minimum Royalty for the same Annual Period shall be credited against the Guaranteed Minimum Royalty due to the Company for any other Annual Period.
10. GUARANTEED MINIMUM FEE
     10.1 Calculation of Guaranteed Minimum Fee. In consideration for services to be performed by the Company hereunder, Licensee shall pay to the Company a guaranteed minimum fee for each Annual Period (each, the “Guaranteed Minimum Fee” for such Annual Period), as follows:

ANNUAL PERIOD	GUARANTEED MINIMUM FEE

First	$22,500
Second	$25,000
Third	$27,500
Fourth through Ninth	$40,000	(each)

     10.2 Payment of Guaranteed Minimum Fee. The Guaranteed Minimum Fee payable for each Annual Period shall be paid to the Company in four (4) equal quarterly installments on April 1, July 1, October 1 and January 1 of such Annual Period.
     10.3 Credit Against Sales Fee. The Guaranteed Minimum Fee for each Annual Period shall be credited against the Sales Fee for only the same Annual Period as provided in Paragraph 11 below.
11. SALES FEE
     11.1 Calculation of Sales Fee. In consideration for the services to be performed by the Company hereunder, Licensee shall pay to the Company for each Annual Period a sales fee equal to three and one half percent (3 1/2%) of Net Sales for such Annual Period (each, the “Sales Fee” for such Annual Period).
     11.2 Payment of Sales Fee. The Sales Fee hereunder shall be accounted for and paid quarterly, within thirty (30) days after close of each calendar quarter during the term of this Agreement (or portion thereof in the event of prior termination for any reason). The Sales Fee payable for each accounting and payment period during each Annual Period shall be computed on the basis of Net Sales during such Annual Period, with a credit for any Guaranteed Minimum Fee and Sales Fee payments theretofore made to the Company for said Annual Period. Deductions for returns or other authorized credits shall be made in the accounting and payment period in which the exchange is given (and no adjustment shall be made in the period in which the original sale was accounted for).

     11.3 Credit Against Guaranteed Minimum Fee. No payment of Sales Fee for any Annual Period in excess of payments of Guaranteed Minimum Fee for the same Annual Period shall be credited against the Guaranteed Minimum Fee due to the Company for any other Annual Period.
12. SALES STATEMENT
     12.1 Statement. Licensee shall deliver to the Company, at the time each payment of a Sales Royalty or Sales Fee is due, a statement signed by a duly authorized officer of Licensee and certified by him or her as accurate indicating, by month and by outlet, the number and invoice price of all Articles shipped during the period covered by such Sales Royalty and Sales Fee payment, the amount of discounts and credits from gross sales which may be deducted therefrom and a computation of the amount of Sales Royalty and Sales Fee payable hereunder for said period. Such statement shall be furnished to the Company whether or not any Articles have been sold or exchanged during the period for which such statement is due. Together with each such statement, Licensee shall deliver to the Company a copy of Licensee’s then current customer list. In addition, at the Company’s request, Licensee promptly shall make available a copy of each invoice for Articles shipped during the period covered by each such statement.

     12.2 Statement by Accountants. Licensee shall deliver to the Company, not later than forty-five (45) days after the close of each Annual Period (or portion thereof in the event of prior termination for any reason), a statement signed and certified by its regular certified public accountants relating to said entire Annual Period, setting forth the same information required to be submitted by Licensee in accordance with Paragraph 12.1 above and also setting forth, with respect to the advertising and promotion of Articles, the total amount, if any, expended by Licensee therefor during such Annual Period, including and stating separately those amounts paid for cooperative, trade and national consumer media advertisements, together with media invoice copies and tearsheets, station/network logs or other evidence of publication.
13. BOOKS AND RECORDS; AUDITS

     13.1 Books and Records; Audits. Licensee shall prepare and maintain, in such manner as shall allow its accountants to audit same in accordance with generally accepted accounting principles, complete and accurate books of account and records (specifically including without limitation the originals or copies of documents supporting entries in the books of account) covering all transactions arising out of or relating to this Agreement. The Company and its duly authorized representatives have the right, during regular business hours, for the duration of this Agreement and for two (2) years thereafter, to audit said books of account and records and examine all other documents and material in the possession or under the control of Licensee with respect to the subject matter and the terms of this Agreement, including, without limitation, invoices, credits and shipping documents. All such books of account, records and documents shall be kept available by Licensee for at least two (2) years after the end of the Annual Period to which they relate.
     13.2 Discrepancies. If, as a result of any audit of Licensee’s books and records, it is shown that Licensee’s payments were less than the amount which should have been paid, all payments required to be made to eliminate any discrepancy revealed by said audit shall be made promptly upon the Company’s demand therefor, and, if the discrepancy is in an amount equal to two percent (2%) or more of the amount actually paid with respect to sales occurring during the period in question, Licensee promptly shall reimburse the Company for the cost of such audit.
14. THE LICENSED MARK

     14.1 Limitations on Use. Licensee shall not use the Licensed Mark, in whole or in part, as a corporate name or trade name or otherwise except as expressly provided herein. Licensee shall not join any name or names with the Licensed Mark so as to form a new mark. Licensee shall not use any name or names in connection with the Licensed Mark in any advertising, publicity, labeling, packaging or printed matter of any kind utilized by Licensee in connection with Articles, unless and until the Company consents thereto in writing.
     14.2 Company as Owner. Licensee acknowledges that the Company is the owner of all right, title and interest in and to the Licensed Mark and the Other Intellectual Property (as hereinafter defined) in any form or embodiment thereof and is also the owner of the goodwill attached or which shall become attached to any such items in connection with the business and goods in relation to which the same has been, is or shall be used. Sales by Licensee shall be deemed to have been made by the Company for purposes of trademark registration and all uses of the Licensed Mark by Licensee shall inure to the benefit of the Company. Licensee shall not, at any time, do or suffer to be done any act or thing which may in any way adversely affect any rights of the Company in and to the Licensed Mark, the Other Intellectual Property or any registrations therefor, or which, directly or indirectly, may reduce the value or detract from the reputation of the Licensed Mark or the Other Intellectual Property.
     14.3 First Quality. Licensee shall ensure that all Articles sold under the Licensed Mark sold or otherwise distributed hereunder are of first quality only and shall remove the Licensed Mark from any Articles to be sold as “seconds” or as “irregulars.”

     14.4 Registration. The Licensed Mark and Other Intellectual Property shall at all times be owned by the Company, and all registrations thereof in the United States and elsewhere shall be in the name of the Company. Licensee shall not seek to register the Licensed Mark, Other Intellectual Property or any variation or simulation of the foregoing in any country for any products in its name or in any other name other than the Company’s. Any attempt by Licensee to register the Licensed Mark, Other Intellectual Property or any variation or simulation of the foregoing shall constitute a material and incurable default of this Agreement by Licensee.

     14.5 Cooperation. At the Company’s request, Licensee shall execute any documents reasonably required by the Company to confirm the Company’s ownership of all rights in and to the Licensed Mark and/or the Other Intellectual Property and the respective rights of the Company and Licensee pursuant to this Agreement. Licensee shall cooperate with the Company in connection with (a) the filing and prosecution by the Company of applications in the Company’s name to register the Licensed Mark for Products in the Territory and/or to register the Other Intellectual Property in the Territory and (b) the maintenance and renewal of such registrations as may issue. The Company shall bear the costs of the foregoing, except that, if the Company files, prosecutes, maintains or renews applications or registrations in any country at Licensee’s request and Licensee does not within six (6) months thereafter sell commercially significant amounts of Articles in such country, Licensee shall reimburse the Company for its costs. It is agreed that Licensee shall not use the Licensed Mark, nor may any particular Articles be marketed, advertised, promoted, publicized or otherwise exploited or distributed, offered for sale or sold, in any country until (1) an appropriate trademark search has been conducted, an application to register the particular Licensed Mark for Products in the relevant trademark class(es) has been filed and/or any other legally required or desirable document in respect thereof has been filed or executed (as appropriate), or (2) the Company determines in good faith that it would be legally preferable not to seek to register the Licensed Mark but that there is no material impediment to the use of the Licensed Mark. If the Company in good faith and after consultation with trademark counsel should determine that the use of the Licensed Mark and/or Other Intellectual Property on any or

all Products violates or may violate the trademark or other rights of another in any area, upon receipt of notice from the Company, Licensee shall discontinue its sale and distribution (and cause any retail locations and approved distributors/sublicensees (if any) to discontinue the sale and distribution) of the affected Articles sold under the Licensed Mark and/or Other Intellectual Property to such area.
     14.6 Legal and Other Requirements. Licensee shall use the Licensed Mark and the Other Intellectual Property in the Territory strictly in compliance with the legal requirements obtaining therein and shall use such markings in connection therewith as may be required by any applicable legal provisions. In addition, to the extent commercially reasonable, Licensee shall cause to appear on all Articles and on all materials on or in connection with which the Licensed Mark and/or Other Intellectual Property are used, such legends, markings and notices as may be reasonably necessary in order to give appropriate notice of any trademark, trade name, copyright or other rights therein or pertaining thereto.
     14.7 No Challenge. Licensee never shall challenge the Company’s ownership of or the validity of the Licensed Mark or any other Other Intellectual Property, any application for registration therefor, any registration thereof or any rights of the Company therein. Any such challenge shall constitute an incurable default of this Agreement.

     14.8 Infringement. In the event that Licensee learns of any infringement or imitation of the Licensed Mark or Other Intellectual Property or of any use by any person of a trademark or other intellectual property similar to the Licensed Mark and/or the Other Intellectual Property, it promptly shall notify the Company thereof. The Company thereupon shall take such action as it deems advisable for the protection of its rights in and to the Licensed Mark and/or Other Intellectual Property and, if requested to do so by the Company, Licensee shall cooperate with the Company in all respects including, without limitation, by (a) being a plaintiff or co-plaintiff in an infringement action, and (b) causing its officers to execute pleadings and other necessary documents. It is understood that, if Licensee becomes a plaintiff or co-plaintiff at the Company’s request, the Company and its counsel shall bear primary responsibility for the action. If, however, Licensee engages counsel in connection therewith and such counsel is required in any such action to engage in conduct beyond the review of court documents prepared by other counsel, all reasonable legal fees attendant upon Licensee at the Company’s behest shall be reimbursed by the Company. All actions conducted hereunder shall be managed and controlled by the Company, with the assistance of the Licensee as requested by the Company. In no event, however, shall the Company be required to take any action if it deems it inadvisable to do so and Licensee shall have no right to take any action with respect to the Licensed Mark and/or the Other Intellectual Property without the Company’s prior written approval.
15. INTELLECTUAL PROPERTY

     15.1 Ownership of Other Intellectual Property. Any copyright and or other intellectual property rights, including new trademarks developed in connection herewith (collectively, the “Other Intellectual Property”), which may be created in any sketch, design, packaging, label, tag or the like designed or approved by the Company shall be the property of the Company. Licensee shall not, at any time, do or suffer to be done any act or thing which may adversely affect any rights of the Company in such sketches, designs, packaging, labels, tags and the like, including, without limitation, filing any application in its name to record any claims to copyrights, trademark or trade dress rights, design patents or patents in Articles or any packaging or exploitation materials related thereto, and shall do all things reasonably required by the Company to preserve and protect said rights, including, without limitation, placing any notices (including the copyright notice specified by the Universal Copyright Convention and appropriate trademark notices) on all Articles and the packaging, labels and tags therefor.
16. INDEMNITY; INSURANCE
     16.1 Indemnity.

     (a) Licensee hereby saves and holds the Company harmless of and from and indemnifies it against any and all losses, liability, damages and expenses (including reasonable attorneys’ fees and expenses) which (i) the Company may incur or be obligated to pay, or (ii) for which the Company may become liable or be compelled to pay, in either case in connection with any action, claim or proceeding against it, or against any other party and in which Company is required to testify, for or by reason of any acts, whether of omission or commission, that may be committed or suffered by Licensee or any of its officers, directors, employees, agents, Contractors, distributors (if any) or servants in connection with Licensee’s performance of or relating to this Agreement. In addition, in the event that a court determines that Licensee breached this Agreement or Licensee so admits in writing, Licensee shall reimburse the Company for any and all court costs and/or attorneys’ fees incurred by the Company in connection with its enforcement of its rights hereunder including, without limitation, its right to obtain damages in respect of such default.

     (b) The Company hereby saves and holds Licensee harmless of and from and indemnifies it against any and all losses, liability, damages and expenses (including reasonable attorneys’ fees and expenses) which (i) Licensee may incur or be obligated to pay, or (ii) for which Licensee may become liable or be compelled to pay, in either case in connection with any action, claim or proceeding against it, or against any other party and in which Licensee is required to testify, for or by reason of any breach by the Company of this Agreement. In addition, in the event that a court determines that the Company breached this Agreement or the Company so admits in writing, the Company shall reimburse Licensee for any and all court costs and/or attorneys’ fees incurred by Licensee in connection with its enforcement of its rights hereunder including, without limitation, its right to obtain damages in respect of such default. The provisions of this paragraph and the Company’s obligations hereunder shall survive the expiration or termination of this Agreement.
     (c) The provisions of this paragraph and Licensee’s obligations hereunder shall survive the expiration or termination of this Agreement.

     16.2 Insurance. Licensee at its own expense shall procure and maintain in full force and effect at all times during which Articles are being sold, with a responsible insurance carrier acceptable to the Company, a public liability insurance policy including products liability coverage with respect to Articles, as well as contractual liability coverage with respect to this Agreement, with a limit of liability of not less than Three Million Dollars ($3,000,000). Such insurance policy shall be written for the benefit of Licensee and the Company and shall provide for at least thirty (30) days prior written notice to said parties of the cancellation or substantial modification thereof. Such insurance may be obtained by Licensee in conjunction with a policy of products liability insurance which covers products other than Articles. Licensee shall deliver a certificate of such insurance to the Company promptly upon issuance of said insurance policy and, from time to time upon reasonable request by the Company, promptly shall furnish to the Company evidence of the maintenance of said insurance policy. Nothing contained in this Paragraph 16.2 shall be deemed to limit in any way the indemnification provisions of Paragraph 16.1(a) above.
17. DEFAULTS
     17.1 Defaults. In addition to the termination rights of the Company provided above,

          (a) If Licensee fails to make any payment due hereunder, (i) Licensee shall pay interest on the unpaid balance thereof from and including the date such payment is past due until the date the entire amount is paid in full at a rate equal to the prime rate being charged in New York, New York by Citibank, N.A. as of the close of business on the date the payment first becomes due plus two percent (2%), and (ii) if such default shall continue uncured for a period of ten (10) days after the Company notifies Licensee thereof, the Company shall have the right to terminate this Agreement forthwith by written notice thereof to Licensee.
          (b) If, after the first Annual Period, Licensee discontinues the sale of commercially significant quantities of Articles for a period of sixty (60) or more days, if it violates its obligations under Paragraph 1.6, or if it defaults on any obligation which is secured by a security interest in any Articles and the secured party takes, or reasonably may be expected to take, action to foreclose on Articles, the Company shall have the right to terminate this Agreement forthwith by written notice thereof to Licensee.
          (c) If there is a material adverse change in the business or financial condition of Licensee, the Company shall have the right to terminate this Agreement forthwith by written notice thereof to Licensee.

          (d) If the Company fails or if Licensee otherwise fails to perform any of the terms, conditions, agreements or covenants in this Agreement on its part to be performed and (i) such default is not curable, (ii) such default is curable but continues uncured for a period of thirty (30) days after notice thereof has been given to the defaulting party in writing by the other party, or (iii) such default is curable, but not within thirty (30) days, and the defaulting party is not diligently taking all steps necessary to cure the default as promptly as practicable, the other party, at its sole election, may terminate this Agreement forthwith by written notice thereof to the defaulting party.
          (e) If Licensee fails to commence the sale of Articles hereunder on or before December 31, 2006, the Company, at its sole election, may terminate this Agreement on thirty days’ written notice thereof to Licensee.
          (f) If the Other Line Agreements or any other agreements between the parties terminate other than as a result of the Company’s default thereunder, the Company, at its sole election, may terminate this Agreement effective upon termination of the Other Line Agreements or such other agreements.
     17.2 Bankruptcy.
          (a) In the event that Licensee files a petition in bankruptcy, is adjudicated a bankrupt or files a petition or otherwise seeks relief under or pursuant to any bankruptcy, insolvency or reorganization statute or proceeding, or if a petition in bankruptcy is filed against it or it becomes insolvent or makes an assignment for the benefit of its creditors or a custodian, receiver or trustee is appointed for it or a substantial portion of its business or assets, this Agreement shall terminate automatically and forthwith.

          (b) No assignee for the benefit of creditors, custodian, receiver, trustee in bankruptcy, sheriff or any other officer of the court or official charged with taking over custody of Licensee’s assets or business shall have any right to continue this Agreement or to exploit or in any way use the Licensed Mark or Other Intellectual Property if this Agreement terminates pursuant to Paragraph 17.2(a) above.

          (c) Notwithstanding the provisions of Paragraph 17.2(b) above, in the event that, pursuant to the Bankruptcy Code or any amendment or successor to the foregoing (the “Code”), a trustee in bankruptcy of Licensee or Licensee, as debtor, is permitted to assume this Agreement and does so and, thereafter, desires to assign this Agreement to a third party, which assignment satisfies the requirements of the Code, the trustee or Licensee, as the case may be, shall notify the Company of same in writing. Said notice shall set forth the name and address of the proposed assignee, the proposed consideration for the assignment and all other relevant details thereof. The giving of such notice shall be deemed to constitute the grant to the Company of an option to have this Agreement assigned to it or to its designee for such consideration, or its equivalent in money, and upon such terms as are specified in the notice. The aforesaid option may be exercised only by written notice given to the trustee or Licensee, as the case may be, by the Company within fifteen (15) days after the Company’s receipt of the notice from such party, or within such shorter period as may be deemed appropriate by the court in the bankruptcy proceeding. If the Company fails to give its notice to such party within the said exercise period, such party may complete the assignment referred to in its notice, but only if such assignment is to the entity named in said notice and for the consideration and upon the terms specified therein. Nothing contained herein shall be deemed to preclude or impair any rights that the Company may have as a creditor in any bankruptcy proceeding.
18. RIGHTS ON EXPIRATION OR TERMINATION

     18.1 Licensee Payments. In the event of termination in accordance with Article 17 above, Licensee shall pay to the Company (a) any Sales Royalty and Sales Fee then owed to it hereunder, (b) all Guaranteed Minimum Royalty and Guaranteed Minimum Fee due and payable and unpaid as of the date of termination, (c) the total Guaranteed Minimum Royalty and Guarantee Minimum Fee remaining unpaid for the balance of the term of this Agreement, and (d) an amount equal to any other actual damages the Company may have suffered on account of such termination or the acts or omissions from which it resulted.
     18.2 Reservation of Rights.
          (a) Notwithstanding any termination in accordance herewith, the Company shall have and hereby reserves all rights and remedies which it has, or which are granted to it by operation of law (a) to enjoin the unlawful or unauthorized use of the Licensed Mark or Other Intellectual Property or any violation by Licensee of the confidentiality obligations under Article 4 above (any of which injunctive relief may be sought prior to or in lieu of termination), (b) to collect royalties and fees payable by Licensee pursuant to this Agreement, and (c) to be compensated for damages for breach of this Agreement. In addition, nothing herein shall be deemed to prevent the Company from bringing an action for damages prior to or in lieu of termination if a default in performance by Licensee occurs and is not cured timely in accordance with the provisions of Article 17 above.

          (b) Notwithstanding any termination in accordance herewith, Licensee shall have and hereby reserves all rights and remedies which it has, or which are granted to it by operation of law (a) to enjoin any violation by the Company of the confidentiality obligations under Article 4 above (which injunctive relief may be sought prior to or in lieu of termination), and (b) to be compensated for damages for breach of this Agreement. In addition, nothing herein shall be deemed to prevent Licensee from bringing an action for damages prior to or in lieu of termination if a default in performance by the Company occurs and is not cured timely in accordance with the provisions of Article 17 above
     18.3 Inventory. Upon the expiration or termination of this Agreement, Licensee immediately shall deliver to the Company a complete and accurate schedule of Licensee’s inventory of Articles and of related work in process then on hand (hereinafter referred to as “Inventory”). Such schedule shall be prepared as of the close of business on the date of such expiration or termination and shall reflect Licensee’s cost of each such item. The Company thereupon shall have the option, exercisable by notice in writing delivered to Licensee within ten (10) days after its receipt of the complete Inventory schedule, to purchase any or all of the Inventory for an amount equal to seventy-five percent (75%) of the cost of the Inventory being purchased. In the event such notice is sent by the Company, Licensee shall deliver to the Company or its designee all of the Inventory referred to therein with all due speed but in all events within thirty (30) days after the Company’s said notice. The Company shall pay Licensee for such Inventory as is in marketable condition within thirty (30) days after its receipt thereof.

     18.4 Sale of Inventory. If this Agreement expires or is terminated other than pursuant to Paragraph 17.2(a) above and other than by the Company pursuant to Paragraph 17.1 above, Licensee shall be entitled, for an additional period of three (3) months only, on a non-exclusive basis, to sell and dispose of its Inventory. Such sales shall be made subject to all of the provisions of this Agreement and to an accounting for and the payment of Sales Royalty thereon. Such accounting and payment shall be due within thirty (30) days after the close of the said three (3) month period. Notwithstanding anything to the contrary herein, in the event that the Company notifies Licensee of its desire to purchase any of the Inventory pursuant hereto, such notice shall apply only to that portion of the Inventory remaining on the date said notice is received by Licensee.

     18.5 Reversion of Rights. Except as specifically provided above, on the expiration or termination of this Agreement, all of the rights of Licensee under this Agreement shall terminate forthwith and shall revert immediately to the Company, all benefits which have accrued under this Agreement shall automatically be transferred to the Company, all Sales Royalties on sales theretofore made shall become immediately due and payable and Licensee shall discontinue forthwith all use of the Licensed Mark and the Other Intellectual Property, no longer shall have the right to use the Licensed Mark or any variation or simulation thereof or to use any Other Intellectual Property and promptly shall transfer to the Company, free of charge, all registrations, filings and rights with regard to the Licensed Mark and the Other Intellectual Property which it may have possessed at any time. In addition, Licensee thereupon shall deliver to the Company, free of charge, all samples of Articles and all sketches and other material in its possession which were designed or approved by the Company and all labels, tags and other material in its possession with the Licensed Mark or Other Intellectual Property thereon. After the expiration or termination of this Agreement, Licensee shall not use or permit others to use any of said sketches and other material, or any variations or simulations thereof, in connection with Products or any other merchandise.
19. MISCELLANEOUS
     19.1 General Representation. Each party represents and warrants that it has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder.

     19.2 No Representations By The Company. No representation or warranty has been or is being made that the Company owns the Licensed Mark for Products or any particular Product in the Territory or any portion of the Territory, except that the Company represents and warrants that, as of the date hereof, the Company owns the registrations and applications identified on Schedule 19.2 hereto. [TO BE PROVIDED]. If the Company reasonably should determine that the use of the Licensed Mark on any or all of the Products in the Territory or any portion of the Territory violates the trademark or other rights of another, Licensee shall not distribute, or authorize the sale of, such Products in or to such area and shall require retail locations to cease such sales. It will not be a breach of the Agreement, and the Company shall have no liability in connection with, any inability of Licensee to sell any Articles sold under the Licensed Mark in the Territory or any portion of the Territory, except that Licensee may terminate this Agreement if it is unable to sell Articles sold under the Licensed Mark in any significant portion of the Territory (it being understood that such termination shall be considered a normal termination (and not a default) hereunder).
     19.3 Brokerage Indemnity. Each party Licensee hereby indemnifies the other against and holds it harmless from any and all liabilities (including, without limitation, reasonable attorneys’ fees and disbursements paid or incurred in connection with any such liabilities) for any brokerage commissions or finders’ fees in connection with this Agreement or the transactions contemplated hereby insofar as such arrangements or agreements were made by it or on its behalf.

     19.4 Notice. All reports, approvals, requests, demands and notices required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed to be duly given if personally delivered, or if sent by overnight mail or courier service, such as Express Mail or Federal Express, which requires the addressee to acknowledge receipt thereof, to the party concerned at its address set forth on page 1 above (or at such other address as a party may specify by notice to the other). Copies of all notices to the Company also shall be sent to Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, Attn: Jeffrey J. Weinberg, Esq. , and copies of all notices to Licensee also shall be sent to Law Offices of Rafael Bernardino, Jr., 445 South Figueroa Street, Suite 2700, Los Angeles, California 90071, Attn: Rafael Bernardino, Jr., Esq.
     19.5 Travel Expenses. Licensee shall reimburse the Company for the travel expenses (i.e., business class airfare, lodgings, meals and local transportation) incurred by the Company’s personnel in connection with trips undertaken at Licensee’s request or for purposes of meetings with Licensee.

     19.6 Assignability. The parties recognize and acknowledge that: (i) Licensee’s performance hereunder will require, and the Company will rely upon, the exercise of the special creative skills, taste, personalities, industry standing and business acumen of the present management and of those presently in control of Licensee; (ii) the Company’s positive assessment, after extensive review, inquiry and investigation, of the creative skill, taste, personalities, industry standing and business acumen of Licensee’s present management and those presently in control of Licensee, specifically, John Hanna, has been a major factor in inducing the Company to enter into this Agreement, but for which assessment the Company could not have done so; (iii) the Company’s right to withhold approval of any and all Articles is an insufficient remedy to protect the Company from injury in the event performance hereunder were delegated to a third party who, in the Company’s judgment, did not possess all of the personal attributes described in subparagraphs (i) and (ii) of this paragraph, because the extensive exercise of such right, if necessary to protect the prestige of the Licensed Mark, would frustrate the purpose of this Agreement and adversely affect the marketing and sale of other items of marked under the Licensed Mark; and (iii) the understanding and intent of the parties are that, under applicable law, this Agreement constitutes a personal service contract and that Licensee’s performance hereunder is non-delegable as a matter of law. In light of the foregoing and of the personal nature of Licensee’s performance hereunder, this Agreement shall not be assigned by Licensee nor shall Licensee have the right to sublicense its rights hereunder, without, in either case, the prior written consent of the Company, except that Licensee may assign this Agreement, in its entirety, to a company wholly owned and controlled by John

Hanna for such time such company is wholly owned and controlled by John Hanna. The Company agrees to consider, in good faith, a request by Licensee for such consent; provided, however, that in light of, inter alia, the subjective nature of Licensee’s personal attributes upon which the Company will rely hereunder as described above, the Company shall have the sole discretion to refuse such request. For the purpose of this Paragraph 19.6 (and in addition to any direct assignment), any direct or indirect sale or transfer, or successive sales or transfers in the aggregate, of that portion of the capital stock (or interests therein) of Licensee or the voting rights of such capital stock, or any merger, consolidation or similar combination entered into by Licensee or any parent corporation that limits or reduces the rights or abilities of current owners of Licensee to control the business and affairs of Licensee shall constitute an assignment of Licensee’s rights under this Agreement which requires the prior written consent of the Company. Any purported assignment, sublicense or transfer in violation of this Paragraph 19.6 shall be void and of no effect, shall be an event of default under this Agreement and shall give the Company the right to terminate this Agreement.
     19.7 Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the parties, their respective successors, the Company’s transferees and assigns and Licensee’s permitted transferees and assigns.

     19.8 Court Actions. Any judicial proceeding relating to this Agreement shall be brought only in the Supreme Court of the State of New York, County of New York or the United States District Court for the Southern District of New York. Licensee hereby consents to the jurisdiction of said courts and waives as defenses any claims of improper venue or inconvenient forum. Each of the Company and Licensee represents and warrants that it is not entitled to immunity from judicial proceedings and agrees that it shall not claim any immunity from such proceedings for itself or with respect to its property.
     19.9 Promotional Items. Licensee shall not give away Articles or sell Articles in connection with any tie-in or promotional campaign involving products other than Articles (including products bearing the Licensed Mark), or include Articles as part of any gift sets, gift-with-purchase or purchase-with-purchase involving products other than Articles (including products bearing the Licensed Mark) without the prior written consent of the Company.
     19.10 Company Agreements with Third Parties. Notwithstanding anything to the contrary contained in this Agreement, the Company shall have the right, exercisable at any time, to negotiate and enter into agreements with third parties pursuant to which it may grant a license to use the Licensed Mark in connection with the manufacture, distribution and sale of Products in the Territory or provide consultation and design services with respect to Products in the Territory, but only if, pursuant to such third party agreements, such Products are not shipped prior to the termination of this Agreement. Nothing herein contained shall be construed to prevent the exercise of the rights retained in Paragraph 1.1(c).

     19.11 Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York applicable to agreements made and to be performed in said State, contains the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, supersedes all prior oral or written understandings and agreements relating thereto and may not be modified, discharged or terminated, nor may any of the provisions hereof be waived, orally.
     19.12 Independence. Nothing herein contained shall be construed to constitute the parties hereto as partners or as joint venturers, or either as agent of the other, and Licensee shall have no power to obligate or bind the Company in any manner whatsoever.
     19.13 Waiver. No waiver by either party, whether express or implied, of any provision of this Agreement, or of any breach or default thereof, shall constitute a continuing waiver of such provision or of any other provision of this Agreement. Acceptance of payments by the Company shall not be deemed a waiver by the Company of any violation of or default under any of the provisions of this Agreement by Licensee.
     19.14 Severability. If any provision or any portion of any provision of this Agreement shall be held to be void or unenforceable, the remaining provisions of this Agreement and the remaining portion of any provision held void or unenforceable in part shall continue in full force and effect.
     19.15 Captions. The captions contained in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any paragraph hereof.

     19.16 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.
     19.17 No Presumptions. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted. If any words or phrases in this Agreement shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Agreement shall be construed as if those stricken or eliminated words or phrases were never included in this Agreement, and no implication or inference shall be drawn from the fact that the words or phrases were so stricken or eliminated.
     19.18 Payments; Currency Conversions.
          (a) All references to dollar amounts contained herein are to, and all payments made by Licensee hereunder shall be made in, United States Dollars.
          (b) For purposes of calculating the Sales Royalty and Advertising Minimum for any Annual Period, all invoiced amounts and discount and return amounts included in Net Sales for such Annual Period that are invoiced or credited in currencies other than United States Dollars shall be converted to United States Dollars using, in respect of each such invoice/credit, the currency conversion rate posted by Chase Manhattan Bank on the last day of the calendar quarter in which such invoice/credit was issued.
          (c) On the date that any payment hereunder is due, Licensee shall wire such payments to such account(s) as may be designated by the Company in writing from time to time.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BILL BLASS INTERNATIONAL, LLC

By:

THE FASHION HOUSE, INC.

By:

Annex I
“Advertising Minimum” shall have the meaning assigned to such term in Paragraph 7.2 hereof.
“Annual Period” shall have the meaning assigned to such term in Paragraph 2.1 hereof.
“Articles” shall have the meaning assigned to such term in Paragraph 1.1(a) hereof.
“Close-Out Sales” shall have the meaning assigned to such term in Paragraph 5.7 hereof.
“Code” shall have the meaning assigned to such term in Paragraph 17.2(c) hereof.
“Company” shall have the meaning assigned to such term in the introductory paragraph hereto.
“Confidential Information” shall have the meaning assigned to such term in Paragraph 4.1 hereof.
“Contractors” shall have the meaning assigned to such term in Paragraph 5.8(a) hereof.
“Divert” shall have the meaning assigned to such term in Paragraph 1.6 hereof.
“Guaranteed Minimum Fee” shall have the meaning assigned to such term in Paragraph 10.1 hereof.
“Guaranteed Minimum Royalty” shall have the meaning assigned to such term in Paragraph 8.1 hereof.
“Inventory” shall have the meaning assigned to such term in Paragraph 18.4 hereof.
“License” shall have the meaning assigned to such term in the introductory paragraph hereto.
“Licensed Mark” shall have the meaning assigned to such term in Paragraph 1.1(a) hereof.
“Net Sales” shall have the meaning assigned to such term in Paragraph 9.2 hereof.
“Other Line Agreements” shall have the meaning assigned to such term in the second recital hereto.

“Products” shall have the meaning assigned to such term in Paragraph 1.1(a) hereof.
“Renewal Threshold” shall have the meaning assigned to such term in Paragraph 2.1 hereof.
“Sales Fee” shall have the meaning assigned to such term in Paragraph 11.1 hereof.
“Sales Royalty” shall have the meaning assigned to such term in Paragraph 9.1 hereof.
“Territory” shall have the meaning assigned to such term in Paragraph 1.1(a) hereof

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